STRADLEY                                    Stradley Ronon Stevens & Young, LLP
RONON                                          2600 One Commerce Square
ATTORNEYS AT LAW                              Philadelphia, PA 19103-7098
                                                 Telephone (215) 564-8000
                                                     Fax (215) 564-8120






                                 May 21, 2003

Board of Trustees
Franklin Mutual Recovery Fund
51 John F. Kennedy Parkway
Short Hills, NJ  07078

      Re:  LEGAL OPINION-SECURITIES ACT OF 1933

Ladies and Gentlemen:

           We have acted as counsel to the Franklin Mutual Recovery Fund (the "Fund"), a statutory trust formed under the Delaware Statutory Trust Act, and have examined the Amended and Restated Agreement and Declaration of Trust
(the "Agreement") of the Fund, the By-Laws of the Fund and the various pertinent trust proceedings we deem material. We have also examined the Notification of Registration filed on behalf of the Fund under the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Registration Statement filed on behalf of the Fund under the Investment Company Act and the Securities Act of 1933, as amended (the "Securities
Act"), all as amended to date, as well as other items we deem material to this opinion. The Fund is authorized by the Agreement to issue an unlimited number of shares of beneficial interest without par value.

           The Fund has filed with the U.S. Securities and Exchange Commission, a Registration Statement under the Securities Act, pursuant to which the Fund is registering 10,000,000 shares of beneficial interest of the Fund pursuant to the provisions of the Securities Act.

           You have also informed us that the shares of the Fund have been, and will continue to be, sold in accordance with the Fund's usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

         Based upon the foregoing information and examination, it is our opinion that:

         1. the Fund is duly formed and validly existing as a statutory trust in good standing under the laws of the State of Delaware; and

         2. so long as the Fund remains a valid and subsisting entity under the laws of its state of formation, the authorized shares of the Fund when issued for the consideration set by the Board of Trustees of the Fund pursuant to the Agreement, will be legally issued, fully paid, and nonassessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Agreement, the By-Laws of the Fund and the laws of the State of Delaware.

           We hereby consent to the use of this opinion, in lieu of any other, as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Fund under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to reference in the registration statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

                          Very truly yours,

                          STRADLEY, RONON, STEVENS & YOUNG, LLP


                          BY  /S/ BRUCE G. LETO
                              ---------------------------------
                              Bruce G. Leto, a Partner